                                                                    EXHIBIT 10.9
--------------------------------------------------------------------------------




                                CREDIT AGREEMENT

                          DATED AS OF DECEMBER 27, 1996

                                     Between

                                UNIONTOOLS, INC.
                                   as Borrower

                                       and

                             HELLER FINANCIAL, INC.
                            as Agent and as a Lender



--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


SECTION 1
AMOUNTS AND TERMS OF LOANS......................................................................................  1
                  1.1      Loans................................................................................  1
                  1.2      Interest and Related Fees............................................................  7
                  1.3      Other Fees and Expenses.............................................................. 11
                  1.4      Payments............................................................................. 12
                  1.5      Prepayments.......................................................................... 12
                  1.6      Term of the Agreement................................................................ 13
                  1.7      Loan Accounts........................................................................ 14
                  1.8      Capital Adequacy and Other Adjustments............................................... 14
                  1.9      Taxes................................................................................ 14
                  1.10     Optional Prepayment/Replacement of Lender in Respect
                           of Increased Costs................................................................... 16

SECTION 2
AFFIRMATIVE COVENANTS........................................................................................... 17
                  2.1      Compliance With Laws................................................................. 17
                  2.2      Maintenance of Properties; Insurance................................................. 17
                  2.3      Inspection; Lender Meeting........................................................... 18
                  2.4      Corporate Existence, Etc............................................................. 18
                  2.5      Further Assurances................................................................... 18

SECTION 3
NEGATIVE COVENANTS.............................................................................................. 19
                  3.1      Indebtedness......................................................................... 19
                  3.2      Liens and Related Matters............................................................ 19
                  3.3      Investments; Joint Ventures.......................................................... 21
                  3.4      Contingent Obligations............................................................... 22
                  3.5      Restricted Junior Payments........................................................... 23
                  3.6      Restriction on Fundamental Changes................................................... 24
                  3.7      Disposal of Assets or Subsidiary Stock............................................... 24
                  3.8      Transactions with Affiliates......................................................... 25
                  3.9      Management Fees and Compensation..................................................... 25
                  3.10     Conduct of Business.................................................................. 25
                  3.11     Changes Relating to Subordinated Indebtedness........................................ 25
                  3.12     Fiscal Year.......................................................................... 25
                  3.13     Press Release; Public Offering Materials............................................. 25
                  3.14     Subsidiaries......................................................................... 25
                  3.15     Bank Accounts........................................................................ 25
                  3.16     Non-Operating Expenditures........................................................... 26

                                      (1)

SECTION 4
FINANCIAL COVENANTS/REPORTING................................................................................... 26
                  4.1      Capital Expenditure Limits........................................................... 26
                  4.2      Lease Limits......................................................................... 26
                  4.3      EBIDAT............................................................................... 26
                  4.4      Fixed Charge Coverage................................................................ 27
                  4.5      Total Interest Coverage.............................................................. 27
                  4.6      Total Indebtedness to Operating Cash Flow Ratio...................................... 28
                  4.7      [Intentionally Deleted.]............................................................. 29
                  4.8      [Intentionally Deleted.]............................................................. 29
                  4.9      [Intentionally Deleted.]............................................................. 29
                  4.10     Financial Statements and Other Reports............................................... 29
                  4.11     Accounting Terms; Utilization of GAAP for Purposes of
                           Calculations Under Agreement......................................................... 32

SECTION 5
REPRESENTATIONS AND WARRANTIES.................................................................................. 33
                  5.1      Disclosure........................................................................... 33
                  5.2      No Material Adverse Effect........................................................... 33
                  5.3      No Default........................................................................... 33
                  5.4      Organization, Powers, Capitalization and Good Standing............................... 33
                  5.5      Financial Statements................................................................. 34
                  5.6      Intellectual Property................................................................ 34
                  5.7      Investigations, Audits, Etc.......................................................... 34
                  5.8      Employee Matters..................................................................... 35
                  5.9      Solvency............................................................................. 35

SECTION 6
DEFAULT, RIGHTS AND REMEDIES.................................................................................... 35
                  6.1      Event of Default..................................................................... 35
                  6.2      Suspension of Commitments............................................................ 38
                  6.3      Acceleration......................................................................... 38
                  6.4      Performance by Agent................................................................. 39

SECTION 7
CONDITIONS TO LOANS............................................................................................. 39
                  7.1      Conditions to Initial Loans.......................................................... 39
                  7.2      Conditions to All Loans.............................................................. 39

SECTION 8
ASSIGNMENT AND PARTICIPATION.................................................................................... 40
                  8.1      Assignments and Participations in Loans and Notes.................................... 40
                  8.2      Agent................................................................................ 41
                  8.3      Amendments, Consents and Waivers for Certain Actions................................. 46
                  8.4      Set Off and Sharing of Payments...................................................... 46

                                      (2)

                  8.5      Disbursement of Funds................................................................ 47
                  8.6      Disbursements of Advances; Payment................................................... 47

SECTION 9
MISCELLANEOUS................................................................................................... 49
                  9.1      Indemnities.......................................................................... 49
                  9.2      Amendments and Waivers............................................................... 50
                  9.3      Notices.............................................................................. 50
                  9.4      Failure or Indulgence Not Waiver; Remedies Cumulative................................ 51
                  9.5      Marshalling; Payments Set Aside...................................................... 51
                  9.6      Severability......................................................................... 52
                  9.7      Lenders' Obligations Several; Independent Nature of
                           Lenders' Rights...................................................................... 52
                  9.8      Headings............................................................................. 52
                  9.9      Applicable Law....................................................................... 52
                  9.10     Successors and Assigns............................................................... 52
                  9.11     No Fiduciary Relationship............................................................ 52
                  9.12     Construction......................................................................... 52
                  9.13     Confidentiality...................................................................... 52
                  9.14     Consent to Jurisdiction and Service of Process....................................... 53
                  9.15     Waiver of Jury Trial................................................................. 53
                  9.16     Survival of Warranties and Certain Agreements........................................ 54
                  9.17     Entire Agreement..................................................................... 54
                  9.18     Counterparts; Effectiveness.......................................................... 54

SECTION 10
DEFINITIONS..................................................................................................... 54
                  10.1     Certain Defined Terms................................................................ 54
                  10.2     Other Definitional Provisions........................................................ 60

                                      (3)

                             INDEX OF DEFINED TERMS


         Defined Term                                       Defined in Section
         ------------                                       ------------------
         Acquisition Loan Commitment                          Section 1.1(D)
         Acquisition Loans                                    Section 1.1(D)
         Affiliate                                            Section 10.1
         Agent                                                Section 10.1
         Agreement                                            Section 10.1
         Asset Disposition                                    Section 10.1
         Bankruptcy Code                                      Section 10.1
         Base Rate                                            Section 1.2(A)(1)
         Base Rate Loans                                      Section 1.2(A)(1)
         Borrower                                             Preamble & Section 10.1
         Borrowing Base                                       Section 1.1(B)(1)
         Borrowing Base Certificate                           Section 1.1(B)(1)
         Business Day                                         Section 10.1
         Cash Equivalents                                     Section 3.3
         Closing Date                                         Section 10.1
         Collateral                                           Section 10.1
         Contingent Obligation                                Section 3.4
         Default                                              Section 10.1
         Event of Default                                     Section 6.1
         Excess Cash Flow                                     Exhibit 1.5(B)
         Expiry Date                                          Section 10.1
         Funding Date                                         Section 7.2
         GAAP                                                 Section 10.1
         Heller                                               Preamble
         Holdings                                             3rd Recital
         Indebtedness                                         Section 10.1
         Interest Period                                      Section 1.2(A)(2)
         Investments                                          Section 3.3
         IRC                                                  Section 10.1
         Lender(s)                                            Section 10.1
         Lender Addition Agreement                            Section 10.1
         Lender Letter of Credit                              Section 1.1(C)
         LIBOR                                                Section 1.2(A)(2)
         LIBOR Breakage Fee                                   Section 1.3(B)
         LIBOR Loans                                          Section 1.2(A)(2)
         Lien                                                 Section 10.1
         Loan(s)                                              Section 10.1
         Loan Documents                                       Section 10.1
         Loan Party                                           Section 10.1

                                      (4)

         Loan Year                                             Section 10.1
         Material Adverse Effect                               Section 10.1
         Maximum Revolving Loan Balance                        Section 1.1(B)(1)
         Net Proceeds                                          Section 10.1
         Note(s)                                               Section 10.1
         Obligations                                           Section 10.1
         Operating Cash Flow                                   Section 4.7
         Permitted Acquisitions                                Section 3.3
         Permitted Encumbrances                                Section 3.2(A)
         Person                                                Section 10.1
         Pro Forma                                             Section 10.1
         Pro Rata Share                                        Section 10.1
         Projections                                           Section 10.1
         Related Transactions                                  Section 10.1
         Related Transactions Documents                        Section 10.1
         Requisite Lenders                                     Section 10.1
         Restricted Junior Payment                             Section 3.5
         Revolving Loan Commitment                             Section 1.1(B)
         Revolving Loans                                       Section 1.1(B)
         Risk Participation Agreement                          Section 1.1(C)
         Risk Participation Liability                          Section 10.1
         Scheduled Term Loan Installments                      Section 1.1(A)
         Scheduled Acquisition Loan Installments               Section 1.1(D)
         Security Documents                                    Section 10.1
         Subordinated Indebtedness                             Section 10.1
         Subsidiary                                            Section 10.1
         Target                                                Section 1.1(D)
         Term Loan                                             Section 1.1(A)
         Total Indebtedness                                    Section 4.7

                                      (5)

                         LIST OF EXHIBITS AND SCHEDULES


Exhibits

Exhibit 1.2(G)          -       LIBOR Loan Request
Exhibit 1.5(B)          -       Excess Cash Flow Computation
Exhibit 4.10(C)         -       Compliance Certificate
Exhibit 4.10(F)         -       Borrowing Base Certificate
Exhibit 10.1(A)         -       Notes


Schedules

Schedule 3.2(A)(10)     -       Liens
Schedule 3.4            -       Contingent Obligations
Schedule 3.8            -       Affiliate Transactions
Schedule 3.10           -       Business Description
Schedule 3.16           -       Non-Operating Expenditures
Schedule 5.3            -       Violations, Conflicts, Breaches and Defaults
Schedule 5.4(A)         -       Jurisdictions of Organization
Schedule 5.4(B)         -       Capitalization
Schedule 5.4(D)         -       Foreign Qualifications
Schedule 5.6            -       Intellectual Property
Schedule 5.7            -       Investigations and Audits
Schedule 5.8            -       Employee Matters
Schedule 7.1            -       List of Closing Documents
Schedule 10.1(A)        -       Pro Forma
Schedule 10.1(B)        -       Indebtedness to be Repaid

                                      (6)

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is dated as of December 27, 1996 and entered into by and between UNIONTOOLS, INC., a Delaware corporation ("Borrower"), with its principal place of business at 500 Dublin Avenue, Columbus, Ohio 43216 and HELLER FINANCIAL, INC., a Delaware corporation ("Heller"), with offices at 500 West Monroe Street, Chicago, Illinois 60661, in its capacity as a Lender (as hereinafter defined in Section 10), and in its capacity as Agent (as hereinafter defined in Section 10) for all Lenders.


                                R E C I T A L S:


         WHEREAS, Borrower desires that Lenders extend a certain term credit facility, revolving credit facility and acquisition credit facility to Borrower, to fund the repayment of certain indebtedness of Borrower, to provide working capital financing for Borrower, to fund certain permitted acquisitions, and to provide funds for other general corporate purposes of Borrower; and

         WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined in Section 10) under the Loan Documents (as hereinafter defined in Section 10) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property; and

         WHEREAS, Vision Hardware Group, Inc., a Delaware corporation ("Holdings"), which owns all of the issued and outstanding capital stock of Borrower, is willing to guaranty all of the Obligations of Borrower to Lenders under the Loan Documents and to pledge to Agent, for the benefit of Agent and Lenders, all of the capital stock of Borrower to secure such guaranty;

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Heller and Agent agree as follows:

                                    SECTION 1

                           AMOUNTS AND TERMS OF LOANS

         1.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

                  (A) Term Loan. Heller agrees to lend to Borrower, in one draw, on the Closing Date, the aggregate amount of $20,000,000 (the "Term Loan"). Borrower shall repay the Term Loan through periodic payments on the dates and in the amounts indicated below ("Scheduled Term Loan Installments"). Amounts borrowed under this subsection 1.1(A) and repaid may not be reborrowed.

                  Date                               Scheduled Installment
                  ----                               ---------------------
         June 30, 1997                                        $1,500,000

         September 30, 1997                                   $1,000,000

         December 31, 1997                                    $  500,000

         Each March 31st of calendar years
         1998, 1999, 2000 and 2001                            $  250,000

         Each June 30th of calendar years
         1998, 1999, 2000 and 2001                            $1,500,000

         Each September 30th of calendar years
         1998, 1999, 2000 and 2001                            $1,000,000

         Each December 31st of calendar years
         1998, 1999 and 2000                                  $  250,000

         December 31, 2001                                    $5,250,000

         (B) Revolving Loans.

                           (1) Subject to the satisfaction of the terms and
conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to lend to Borrower from the Closing Date to the Expiry Date its Pro Rata Share of the loans requested by Borrower to be made by Lenders under this subsection 1.1(B), up to an aggregate maximum for all Lenders of $30,000,000 (as the same may be reduced from time to time hereunder, the "Revolving Loan Commitment"). Advances or amounts outstanding under the Revolving Loan Commitment will be called "Revolving Loans". Revolving Loans may be repaid and reborrowed. The "Maximum Revolving Loan Balance" will be the lesser of (a) the "Borrowing Base" (as calculated on Exhibit 4.10(F), the "Borrowing Base Certificate") or (b) the Revolving Loan Commitment less outstanding Risk Participation Liability. If at any time the outstanding Revolving Loans exceed the Maximum Revolving Loan Balance (as it may be deemed increased from time to time pursuant to subsection 1.1(B)(2)), Lenders shall not be obligated to make Revolving Loans and issue Lender Letters of Credit and Risk Participation Agreements, and Revolving Loans must be repaid immediately, in an amount sufficient to eliminate any excess. Revolving Loans may be requested in any amount with one (1) Business Day prior notice required for amounts greater than $5,000,000. For amounts less than $5,000,000, written or telephonic notice must be provided by noon CT on the day on which the Loan is to be made. All LIBOR Loans require three (3) Business Days notice. All Loans requested telephonically must be confirmed in writing within twenty-four (24) hours. Neither

Agent nor any Lender shall incur any liability to Borrower for acting upon any telephonic notice that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower.

                           (2) If Borrower requests that Lenders make, or permit
to remain outstanding, Revolving Loans in an aggregate amount in excess of the Borrowing Base, Requisite Lenders may in their discretion elect to cause all Lenders to make, or permit to remain outstanding, such excess Revolving Loans (such Revolving Loans in excess of the Borrowing Base being referred to as "Excess Revolving Loans"), provided that, Requisite Lenders may not cause all Lenders to make, or permit to remain outstanding, aggregate Revolving Loans in excess of the Revolving Loan Commitment or Excess Revolving Loans in excess of 15% of the Revolving Loan Commitment. If Excess Revolving Loans are made, or permitted to remain outstanding, pursuant to the preceding sentence, then (a) the Maximum Revolving Loan Balance shall be deemed increased by the amount of such Excess Revolving Loans, but only for so long as Requisite Lenders allow such Excess Revolving Loans to be outstanding and (b) all Lenders that have committed to make Revolving Loans shall be bound to make, or permit to remain outstanding, such Excess Revolving Loans based upon their Pro Rata Shares in accordance with the terms of this Agreement. If Excess Revolving Loans remain outstanding for more than ninety (90) days during any 360-day period, Revolving Loans must be repaid immediately, in an amount sufficient to eliminate all of such Excess Revolving Loans.

                  (C) Letters of Credit and Risk Participation Agreements. The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for (i) the issuance of letters of credit for the benefit of Borrower by Agent, including without limitation a letter of credit issued for the account of Holdings in the amount of $1,000,000 with respect to certain insurance maintained for the benefit of Borrower (each such letter of credit, a "Lender Letter of Credit") or (ii) the issuance by Agent of risk participation agreements (each such agreement, a "Risk Participation Agreement") to confirm payment to banks which issue letters of credit for the account of Borrower.

                           (1) Maximum Amount. The aggregate amount of Risk
Participation Liability with respect to all Lender Letters of Credit and Risk Participation Agreements outstanding for the account of Borrower at any time shall not exceed $3,000,000.

                           (2) Reimbursement. Borrower shall be irrevocably and
unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent for any amounts paid by Agent with respect to a Lender Letter of Credit or a Risk Participation Agreement issued for the account of Borrower, including all fees, costs and expenses paid by Agent to any bank that issues letters of credit. Borrower hereby authorizes and directs Agent, at Agent's option, to make a Revolving Loan in the amount of any payment made by Agent with respect to any Lender Letter of Credit or any Risk Participation Agreement. All amounts paid by Agent with respect to any Lender Letter of Credit or Risk Participation Agreement that are not immediately repaid by Borrower with the proceeds of a Revolving Loan or otherwise shall bear interest at the interest rate applicable to Revolving Loans calculated using the Base Rate. Each Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this subsection 1.1(C)(2). If no such Revolving Loan is made, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such Lender Letter of Credit or Risk Participation Agreement, as the case may be, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Lender Letter of Credit or Risk Participation Agreement, as the case may be, and each Lender agrees to pay to Agent such Lender's Pro Rata Share of any payments made by Agent under such Lender Letter of Credit and Risk Participation Agreement. The obligation of each Lender to deliver to Agent an amount equal to its respective Pro Rata Share pursuant to the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in subsection 7.2. If any Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of any payments made by Agent in respect of such Lender Letter of Credit or Risk Participation Agreement as provided in this subsection 1.1(C)(2), Agent shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

                           (3) Conditions of Issuance of Letters of Credit or
Risk Participation Agreements. In addition to all other terms and conditions set forth in this Agreement, the issuance by Agent of any Lender Letter of Credit or Risk Participation Agreement shall be subject to the conditions precedent that the Lender Letter of Credit, the Risk Participation Agreement or the letter of credit for which Borrower requests a Risk Participation Agreement shall support a transaction entered into in the ordinary course of Borrower's business and shall be in such form, be for such amount, and contain such terms and conditions as are reasonably satisfactory to Agent. The expiration date of each Lender Letter of Credit and each letter of credit to be issued under a Risk Participation Agreement shall be on a date which is the earlier of (a) one year from its date of issuance, or (b) the thirtieth (30th) day before the date set forth in clause (c) of the definition of the term Expiry Date. Each Risk Participation Agreement shall provide that the agreement terminates and all demand or claims for payment must be presented by a date certain, which date will be at least thirty (30) days before the date set forth in clause (c) of the definition of the term Expiry Date.

                           (4) Request for Lender Letters of Credit or Risk
Participation Agreements. Borrower shall give Agent at least three (3) Business Days prior notice specifying the date a Lender Letter of Credit or Risk Participation Agreement (or a letter of credit to be issued under a Risk Participation Agreement) is requested to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. After the issuance of a Risk Participation Agreement in favor of a bank that will issue letters of credit on behalf of Borrower, Borrower shall give Agent at least two (2) Business Days prior written notice specifying the date a letter of credit is to be issued under a Risk Participation Agreement (five (5) Business Days in the case of the first letter of credit to be issued under a particular Risk Participation Agreement), identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. Any notice described in this paragraph shall be accompanied by the form of the Lender Letter of Credit or the letter of credit to which such Risk Participation Agreement relates.

                  (D) Acquisition Loans. Subject to the satisfaction of the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to lend to Borrower from the Closing Date to the second anniversary thereof its Pro Rata Share of the loans requested by Borrower (upon not less than thirty
(30) days prior written notice to Agent) to be made by Lenders under this subsection 1.1(D) (the "Acquisition Loans"), up to an aggregate maximum for all Lenders of $15,000,000 (the "Acquisition Loan Commitment"). An Acquisition Loan shall be made only upon the acquisition by Borrower of all of the issued and outstanding capital stock of another Person, or of all or substantially all of the assets of another Person or of a division of another Person (a "Target") and shall be limited in amount to the purchase price of such acquisition, and the proceeds of the Acquisition Loan may be used only to fund such purchase price. Amounts borrowed under this subsection 1.1(D) and repaid may not be reborrowed. The obligations of Lenders to make any Acquisition Loan are further subject to the following conditions precedent:

                           (1) At least ten (10) Business Days prior to the
acquisition of the subject Target, Agent shall have received a certificate demonstrating compliance with subsections 1.1(D)(3), (4), (5), (6) and (7);

                           (2) Agent shall have received such financial and
other information concerning the subject Target as Agent may reasonably request;

                           (3) Requisite Lenders shall have approved the
acquisition of the subject Target, provided, however, that such approval shall not be required if the sum of the purchase price for the subject Target plus the purchase price(s) for any other Target(s) previously acquired by Borrower during the then current Loan Year, is not greater than $7,500,000;

                           (4) The subject Target's EBIDAT (as defined in
Exhibit 4.10(C)) during the twelve (12) months immediately preceding the acquisition of the subject Target, plus those expenses deducted in calculating such earnings that would be eliminated upon such acquisition (as agreed to by Requisite Lenders), shall have been positive;

                           (5) Based upon the financial performance of both
Borrower and the subject Target during the twelve (12) months immediately preceding the acquisition of the subject Target, the combined financial performance of Borrower and the subject Target would comply with the financial covenants set forth in Article 4 hereof after giving effect to the Acquisition Loan;

                           (6) The Maximum Revolving Loan Balance as of the
acquisition of the subject Target must exceed the Revolving Loans then outstanding by not less than the applicable amount set forth below (based upon the period in which such acquisition occurs), after giving effect to such acquisition:

               Period                                                 Amount
               ------                                                 ------

         January 1 through March 31 of any calendar year            $6,000,000
         April 1 through June 30 of any calendar year               $7,000,000
         July 1 through September 30 of any calendar year           $9,000,000
         October 1 through December 31 of any calendar year         $8,000,000

                           (7) Based upon the financial performance of both
Borrower and the subject Target during the twelve (12) months immediately preceding the acquisition of the subject Target, the Pro Forma Total Indebtedness to Operating Cash Flow Ratio of Borrower and the subject Target on a pro forma combined basis would not be more than 4.25:1 as of the last day of any month in the first Loan Year and 4.00:1 as of the last day of any month in the second Loan Year. For the purposes of this subsection 1.1(D)(7), "Pro Forma Total Indebtedness to Operating Cash Flow Ratio" means the ratio of (i) the sum of (a) the average daily principal balance of the Revolving Loans during the twelve (12) month period ending on the last day of the subject month (for any month preceding the Closing Date, such average daily principal balance shall be deemed to be $13,000,000), plus (b) the aggregate outstanding principal balance of the Term Loan, the Acquisition Loans, the Lender Letters of Credit and Risk Participation Agreements as of the last day of such month plus (c) all other Indebtedness for borrowed money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such month, to (ii) Operating Cash Flow (calculated as illustrated on Exhibit 4.10(C)) for the twelve (12) month period ending on the last day of such month;

                           (8) The subject Target shall be in the same or
similar type of business as Borrower;

                           (9) No event shall have occurred and be continuing or
would result from the acquisition of the subject Target or the Acquisition Loan which would reasonably be expected to cause a Material Adverse Effect; and

                           (10) No event shall have occurred and be continuing
or would result from the acquisition of the subject Target or the Acquisition Loan that would constitute an Event of Default or a Default.

         On the dates indicated below, Borrower shall repay the Acquisition Loans through periodic installments in the amounts equal to the applicable percentage of the Acquisition Loans outstanding as of the second anniversary of the Closing Date ("Scheduled Acquisition Loan Installments").

                                    Date                               Percentage
                                    ----                               ----------
                  Each March 31st of calendar years
                  1999 and 2000                                         2.083%

                  Each June 30th of calendar years

                  1999 and 2000                                         12.50%

                  Each September 30th of calendar years
                  1999 and 2000                                          8.333%

                  Each December 31st of calendar years
                  1999 and 2000                                          2.083%

                  March 31, 2001                                         1.563%

                  June 30, 2001                                          9.375%

                  September 30, 2001                                      6.25%

On December 31, 2001, the entire remaining principal balance of the Acquisition Loans, together with all accrued but unpaid interest thereon, shall be due and payable in full.

                  (E) Notes. Borrower shall execute and deliver to each Lender
(i) a Note to evidence the Revolving Loans, such Note to be in the principal amount of such Lender's Pro Rata Share of the Revolving Loan Commitment, (ii) a Note to evidence the Term Loan, such Note to be in the principal amount of such Lender's Pro Rata Share of the Term Loan, and (iii) a Note to evidence the Acquisition Loans, such Note to be in the principal amount of such Lender's Pro Rata Share of the Acquisition Loan Commitment. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the assigning Lender's Notes, issue new Notes to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.

         1.2 Interest and Related Fees.

                  (A) Interest. From the date the Loans are made and the date the other Obligations become due, depending upon Borrower's election from time to time, as permitted herein, to have portions of the Loans accrue interest based upon the LIBOR, the Loans and the other Obligations shall bear interest at the rates set forth in paragraphs (1) and (2) below:

                           (1) If a Base Rate Loan, then at the sum of the Base
Rate plus the Base Rate Margin then applicable.

                           (2) If a LIBOR Loan, then at the sum of the LIBOR
plus the LIBOR Margin then applicable.

                  "Base Rate" means a variable rate of interest per annum equal to the rate of interest from time to time published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate. Base Rate also includes rates published in any successor publications of the Federal Reserve System reporting the Bank prime loan rate or its equivalent. The statistical release generally sets forth a Bank prime loan rate for each business day. The applicable Bank prime loan rate for any date not set forth shall be the rate set forth for the last preceding date. In the event the Board of Governors of the Federal Reserve System ceases to publish a Bank prime loan rate or equivalent, the term "Base Rate" shall mean a variable rate of interest per annum equal to the highest of the "prime rate," "reference rate," "base rate" or other similar rate as determined by Agent announced from time to time by any of Bankers Trust Company, The Chase Manhattan Bank, National Association and Citibank, N.A. (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).

                  "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate.

                  "Base Rate Margin" shall mean, (i) for the period commencing on the Closing Date and ending on the day immediately preceding such first Business Day of a calendar quarter that follows the first anniversary of the Closing Date, three quarters of one percent (0.75%) per annum, and (ii) for each period commencing on such first Business Day of a calendar quarter that follows the first anniversary of the Closing Date, or any subsequent first Business Day of a calendar quarter after Agent has received a new Compliance Certificate delivered by Borrower pursuant to subsection 4.10(C) (each such First Business Day being hereinafter referred to as an "Adjustment Date"), and ending on the day immediately preceding each subsequent Adjustment Date (each such period being hereinafter referred to as a "Calculation Period"), the applicable percent per annum set forth in the pricing table below opposite the Adjusted Total Indebtedness to Operating Cash Flow Ratio calculated for such Calculation Period.

                  "LIBOR" means, for each Interest Period, a rate equal to: (a) the rate of interest determined by Agent at which deposits in U.S. dollars for the relevant Interest Period are offered based on information presented on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) on the day which is two
(2) Business Days prior to the first day of such Interest Period, provided that if at least two such offered rates appear on the Reuters Screen LIBO Page in respect of such Interest Period, the arithmetic mean of all such rates will be the rate used, provided, further, that if fewer than two offered rates appear or if Reuters ceases to provide LIBOR quotations, such rate shall be the rate of interest at which deposits in U.S. dollars are offered for the relevant Interest Period by any of Bankers Trust Company, The Chase Manhattan Bank, National Association or Citibank, N.A. to prime banks in the London interbank market, divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%).

                  "LIBOR Loans" means Loans bearing interest at rates determined by reference to the LIBOR.

                  "LIBOR Margin" shall mean, (i) for all LIBOR Loans having an Interest Period commencing during the period commencing on the Closing Date and ending on the day immediately preceding the first Adjustment Date, two and three quarters percent (2.75%) per annum, and (ii) for all LIBOR Loans having an Interest Period commencing during a subsequent period commencing on an Adjustment Date and ending on the day immediately preceding the subsequent Adjustment Date (each such period being hereinafter referred to as a "Calculation Period"), the applicable percent per annum set forth in the pricing table below opposite the Adjusted Total Indebtedness to Operating Cash Flow Ratio calculated for such Calculation Period.

                  For the purposes of this subsection 1.2(A), "Adjusted Total Indebtedness to Operating Cash Flow Ratio" means, for any Calculation Period, the ratio of (i) the sum of (a) the average daily principal balance of the Revolving Loans during the twelve (12) month period ending on the last day of the month for which the Compliance Certificate most recently delivered pursuant to subsection 4.10(C) was prepared, plus (b) the aggregate outstanding principal balance of the Term Loan, the Acquisition Loans, the Lender Letters of Credit and Risk Participation Agreements as of the last day of such month plus (c) all other Indebtedness for borrowed money of the Borrower and its Subsidiaries on a consolidated basis as of the last day of such month, to (ii) Operating Cash Flow (calculated as illustrated on Exhibit 4.10(C)) for the twelve (12) month period ending on the last day of such month.

                                  PRICING TABLE

--------------------------------------------------------------------------------------------------------------------------
               Adjusted Total Indebtedness
                    to Operating Cash
                        Flow Ratio                                 Base Rate Margin                 LIBOR Margin
--------------------------------------------------------------------------------------------------------------------------
Greater than 3.75:1                                                      0.75%                          2.75%
--------------------------------------------------------------------------------------------------------------------------
Equal to or greater than 3.00:1 but equal to or less                     0.50%                          2.50%
than 3.75:1
--------------------------------------------------------------------------------------------------------------------------
Less than 3:00:1                                                         0.25%                          2.25%
--------------------------------------------------------------------------------------------------------------------------

                  If Borrower shall fail to deliver a Compliance Certificate by the date required pursuant to subsection 4.10(C), effective as of the first Business Day of the immediately succeeding calendar month and continuing through the day preceding the next succeeding Adjustment Date, each applicable Base Rate Margin and each applicable LIBOR Margin shall be conclusively presumed to equal the highest Base Rate Margin and the highest LIBOR Margin specified in the pricing table set forth above.

                  Each LIBOR Loan may be obtained for a one (1), two (2), three
(3), or six (6) month period (each being an "Interest Period"). With respect to all LIBOR Loans: (a) the Interest Period will commence on the date that the LIBOR Loan is made or the date on which a Base Rate Loan is converted into a LIBOR Loan, as applicable, or in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires, (b) if the Interest Period expires on a day that is not a Business Day, then it will expire on the next Business Day, and (c) no Interest Period shall extend beyond the date set forth in clause (c) of the definition of the term "Expiry Date."

                  If the introduction of or the interpretation of any law, rule, or regulation would increase the reserve requirement or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Agent, on behalf of all affected Lenders, shall submit a certificate to Borrower demonstrating the calculation of the increased cost and requiring payment thereof to Agent for the benefit of the affected Lenders within ten (10) days after the date of the certificate. There are no limitations on the number of times such certificate may be submitted.

                  (B) Unused Line Fees. On the first day of each month, Borrower shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans and Acquisition Loans (based upon their respective Pro Rata Shares), an unused line fee in an amount equal to one-half of one percent (0.5%) per annum of the sum of (1) the amount by which the Revolving Loan Commitment exceeded the average daily outstanding Revolving Loans, Lender Letters of Credit and Risk Participation Agreements during the immediately preceding month, plus (2) the amount by which $15,000,000 exceeded the average daily outstanding Acquisition Loans during the immediately preceding month.

                  (C) Risk Participation Fee. From the Closing Date, Borrower shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans (based upon their respective Pro Rata Shares), a fee for each Lender Letter of Credit and each Risk Participation Agreement, from the date of issuance to the date of termination, equal to (1) the average daily outstanding amount of the Risk Participation Liability, multiplied by (2) two and three quarters percent (2.75%) per annum. Such fee is to be paid monthly in arrears on the first day of each month. Borrower shall also reimburse Agent for any and all fees and expenses paid to the issuer of any letter of credit that is in any way related to a Risk Participation Agreement.

                  (D) Computation of Interest and Related Fees. Interest on all Loans and all other Obligations and any fees set forth in this subsection 1.2 shall be calculated daily on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. The date of funding a Base Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days' interest shall be charged. Interest on all Base Rate Loans is payable in arrears on the first day of each calendar quarter and on the Expiry Date, whether by acceleration or otherwise. Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on LIBOR Loans is due on the Expiry Date, whether by acceleration or otherwise.

                  (E) Default Rate of Interest. At the election of Agent or Requisite Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at a rate that is two percent (2%) in excess of the rates otherwise payable under this Agreement. Furthermore, during any period in which any Event of Default is continuing, as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted at Agent's discretion into Base Rate Loans and the LIBOR election will not be available to Borrower until all Events of Default are cured or waived.

                  (F) Excess Interest. Under no circumstances will the rate of interest chargeable be in excess of the maximum amount permitted by law. If excess interest is charged and paid in error, then the excess amount will be promptly refunded.

                  (G) LIBOR Rate Election. All Loans made on the Closing Date shall be Base Rate Loans and remain so for three (3) Business Days. Any LIBOR Loans made during the sixty (60) days immediately following such three (3) Business Days shall have an Interest Period of no more than thirty (30) days. Thereafter, Borrower may request, upon not less than three (3) Business Days' notice, that Revolving Loans to be made be LIBOR Loans and that outstanding portions of the Term Loan or the Acquisition Loans be converted to LIBOR Loans. Any such request, which will be made by submitting a LIBOR Loan request, in the form of Exhibit 1.2(G), shall pertain to Loans in an aggregate minimum amount of $500,000 and integral multiples of $10,000 in excess thereof. Once given, a LIBOR Loan request shall be irrevocable and Borrower shall be bound thereby. Upon the expiration of an Interest Period, in the absence of a new LIBOR Loan request submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Base Rate Loan. There may be no more than six (6) LIBOR Loans outstanding at any one time. Loans which are not the subject of a LIBOR Loan request shall be Base Rate Loans.

         1.3 Other Fees and Expenses.

                  (A) Certain Fees. Borrower shall pay to Heller, individually, on the Closing Date and on each anniversary thereof, the fees specified in that certain letter agreement dated November 20, 1996 between Borrower and Heller.

                  (B) LIBOR Breakage Fee. Upon any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise) or if for any reason (other than a default by Agent or Lenders) a borrowing or advance of, or conversion to or continuation of, a

LIBOR Loan does not take place on the date specified therefor, Borrower shall pay Agent, for the benefit of all affected Lenders, an amount (the "LIBOR Breakage Fee") equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by each such affected Lender in connection with the re-employment of such funds) that any such affected Lender may sustain as a result of the payment of such LIBOR Loan on a day that is not the last day of the Interest Period applicable thereto or as a result of a borrowing or advance of, or conversion to or continuation of, a LIBOR Loan not taking place on the date specified therefor.

                  (C) Expenses and Attorneys Fees. Borrower agrees to promptly pay the reasonable fees, out-of-pocket costs and expenses (including those of attorneys) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued admini-stration of the Loan Documents including any amendments, modifications and waivers. Borrower agrees to promptly pay all fees, costs and expenses incurred by Agent and Lenders in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party. All fees, costs and expenses for which Borrower is responsible under this subsection 1.3(C) shall be deemed part of the Obligations when incurred, payable in accordance with the final two sentences of subsection 1.4 and secured by the Collateral.

         1.4 Payments. All payments by Borrower of the Obligations shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate.

                  ABA No. 0710-0001-3
                  Account Number 55-00540
                  The First National Bank of Chicago
                  One First National Plaza
                  Chicago, IL 60670
                  Reference:     Heller Corporate Finance Group
                                 for the benefit of UnionTools, Inc.

Borrower shall receive credit on the day of receipt for funds received by Agent by 1:00 p.m. CST. In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

                  Borrower hereby authorizes Lenders to make Revolving Loans, on the basis of their Pro Rata Shares, for the payment of Scheduled Term Loan Installments, Scheduled Acquisition Loan Installments, interest, commitment fees, Risk Participation Liability fees,

LIBOR Breakage Fees, and Risk Participation Liability payments. Prior to an Event of Default, other fees, costs and expenses (including those of attorneys) reimbursable to Agent pursuant to subsections 1.3(A) and (C) or elsewhere in any Loan Document may be debited to the Revolving Loan after fifteen (15) days notice. After the occurrence of an Event of Default, no prior notice will be required, but Agent will promptly notify Borrower of the amount of any such debit.

         1.5 Prepayments.

                  (A) Voluntary Prepayment of Term Loan and Acquisition Loans. At any time, Borrower may prepay the Term Loan and Acquisition Loans in whole or in part, in minimum amounts of $500,000, without penalty, but with LIBOR Breakage Fees, if applicable, after not less than five (5) Business Days' prior written notice to Agent specifying how such prepayment shall be applied.

                  (B) Prepayments from Excess Cash Flow. On or before the first
(1st) day of the December following the end of each of its fiscal years, commencing with the fiscal year ending July 31, 1998, Borrower shall prepay the Loans in an amount equal to fifty percent (50%) of the Excess Cash Flow for such fiscal year pursuant to the calculation on Exhibit 1.5(B). The calculation shall be based on the audited financial statements for Borrower. The payments shall be applied in accordance with subsection 1.5(E).

                  (C) Prepayments from Asset Dispositions. Immediately upon receipt of the Net Proceeds in excess of $250,000 for any single transaction or series of transactions, or in excess of $500,000 in the aggregate during any fiscal year of Borrower, Borrower shall repay the outstanding principal balance of the Revolving Loan by the amount of any reduction in the Borrowing Base attributable to the Asset Disposition giving rise to such Net Proceeds. Borrower or any Subsidiary may, upon prior written notice to Agent, reinvest all remaining Net Proceeds of such Asset Disposition, within ninety (90) days, in productive replacement assets of a kind then used or usable in the business of Borrower. If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested such Net Proceeds, Borrower shall prepay the Term Loan in an amount equal to the remaining Net Proceeds of such Asset Disposition. The payments shall be applied in accordance with subsection 1.5(E).

                  (D) Prepayment from Issuance of Securities. Unless otherwise agreed by Requisite Lenders, immediately upon the receipt by Holdings, Borrower or any of its Subsidiaries of the proceeds of the issuance of equity securities (other than (1) proceeds of the issuance of equity securities received on or before the Closing Date, (2) proceeds from the issuance of equity securities to members of the management of Borrower and (3) proceeds of the issuance of equity securities to Borrower or any Subsidiary), Borrower shall prepay the Loans in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith; provided, however, that with respect to any such net proceeds from the issuance of equity securities by Holdings during the first eighteen (18) months following the Closing Date, and so long as no Default or Event of Default has occurred and is continuing or would result therefrom, such net proceeds may first be used to repay the existing Subordinated Indebtedness of Holdings and, upon the repayment of such Subordinated Indebtedness in full, may then be used to redeem or repurchase the preferred capital stock of Holdings issued and outstanding as of the date hereof, and any remaining balance shall be applied as a prepayment of the Loans. The prepayments under this subsection 1.5(D) shall be applied in accordance with subsection 1.5(E).

                  (E) Application of Proceeds. With respect to the mandatory prepayments described in subsections 1.5(B), 1.5(C) and 1.5(D), such prepayments shall first be applied in payment of the Term Loan pro rata against all remaining Scheduled Term Loan Installments and, at any time after the Term Loan shall have been prepaid in full, such prepayments shall be applied in payment of the Acquisition Loans pro rata against all remaining Scheduled Acquisition Loan Installments and, at any time after the Term Loan and the Acquisition Loans shall have been prepaid in full, such prepayments shall be applied to reduce the outstanding principal balance of the Revolving Loans and as a permanent reduction of the Revolving Loan Commitment.

         1.6 Term of the Agreement. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event, all of the remaining Obligations shall become due and payable on the date set forth in clause (c) of the definition of the term "Expiry Date." Upon such date and following repayment in full of the Obligations, this Agreement will terminate. Notwithstanding any such termination, until all Obligations have been fully paid and satisfied, Agent, for the benefit of Agent and Lenders, shall be entitled to retain the security interests in the Collateral granted under the Security Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

         1.7 Loan Accounts. Agent will maintain loan account records for (a) all Loans, interest charges and payments thereof, (b) all Risk Participation Liability, (c) the charging and payment of all fees, costs and expenses and (d) all other debits and credits pursuant to this Agreement. The balance in the loan accounts shall be presumptive evidence of the amounts due and owing to Lenders, provided that any failure by Agent to so record shall not limit or affect the Borrower's obligation to pay. Within five (5) days of the first of each month, Agent shall provide a statement for each loan account setting forth the principal of each account and interest due thereon. Borrower must deliver a written objection within sixty (60) days after receipt of the statement or the statement will be presumptive evidence of the Obligations absent manifest error. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply payments in any manner it deems appropriate.

         1.8 Capital Adequacy and Other Adjustments. In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

         1.9 Taxes.

                  (A) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein "Tax Liabilities"), excluding, however, taxes imposed on the net income of a Lender or Agent. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.

                  (B) Changes in Tax Laws. In the event that, subsequent to the Closing Date, (1) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (3) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:

                           (a) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Lender Letters of Credit or Risk Participation Agreements issued hereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent or such Lender); or

                           (b) does or shall impose on Agent or any Lender any other condition or increased cost in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Lender Letter of Credit or Risk Participation Agreement or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (C) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax or are subject to United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to Borrower and Agent (1) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption") or (2) a letter from any such Foreign Lender stating that it is not entitled to any such exemption or reduced rate of withholding (a "Letter of Non-Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption or a Letter of Non-Exemption to Borrower and Agent.

                  If a Foreign Lender is not entitled to an exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement or if a Foreign Lender is entitled to an exemption with respect to payments to be made to such Foreign Lender under this Agreement (or to a reduced rate of withholding) and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding paragraph, Borrower shall withhold taxes from payments to such Foreign Lender at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding, provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to Borrower and Agent.

         1.10 Optional Prepayment/Replacement of Lender in Respect of Increased Costs. Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional costs as provided in subsection 1.8, Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

                  (A) Borrower may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell and assign its Loans and its obligations under the Revolving Loan Commitment to such Replacement Lender, provided that Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment; or

                  (B) Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under the Revolving Loan Commitment.

                                    SECTION 2

                              AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 2 applicable to such Person.

         2.1 Compliance With Laws. Borrower will (a) comply with and will cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or its Subsidiaries are now doing business or may hereafter be doing business, and (ii) the obligations, covenants, and conditions contained in any Contractual Obligation of Borrower and/or such Subsidiary, other than those laws, rules, regulations, orders and Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and will cause each of its Subsidiaries to maintain or obtain, all licenses, qualifications and permits now held or hereafter required to be held by Borrower and its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could have a Material Adverse Effect. This subsection 2.1 shall not preclude the Borrower or any Subsidiary from contesting any taxes, fees, assessments, charges, levies or other payments, if they are being diligently contested in good faith and if appropriate expense provisions have been recorded in conformity with GAAP. Borrower represents and warrants that as of the date hereof, it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect, and all Contractual Obligations, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above, except in each case as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         "Contractual Obligations", as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Related Transactions Documents.

         2.2 Maintenance of Properties; Insurance. Borrower will maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Borrower and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Agent and will deliver evidence thereof to Agent. Borrower will maintain business interruption insurance in an amount not less than $30,000,000. Borrower shall cause, pursuant to endorsements and assignments and assignments in form and substance reasonably satisfactory to Agent, Agent, for the benefit of Agent and Lenders, to be named as lender's loss payee in the case of casualty insurance, Agent for the benefit of Agent and Lenders, to be named as additional insured in the case of all liability insurance and Agent, for the benefit of Agent and Lenders, to be named as assignee in the case of all business interruption insurance. Borrower represents and warrants that it and each of its Subsidiaries currently maintains all material properties as set forth above and maintains all insurance described above.

         2.3 Inspection; Lender Meeting. Borrower shall permit any authorized representatives of Agent to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence. Without in any way limiting the foregoing, Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

         2.4 Corporate Existence, Etc. Except as otherwise permitted by subsection 3.6, Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business.

         2.5 Further Assurances.

                  (A) Borrower shall and shall cause each Loan Party to, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

                  (B) At Agent's or Requisite Lenders' request, Borrower shall cause any Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Subsidiary to secure the Obligations. The documentation for such guaranty or security shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

                                    SECTION 3

                               NEGATIVE COVENANTS

         Borrower covenants and agrees that so long as the Revolving Loan Commitment is in effect and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 3 applicable to such Person.

         3.1 Indebtedness. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

                  (A) the Obligations;

                  (B) intercompany Indebtedness among Borrower, its Subsidiaries or Holdings; provided that the obligations of each obligor of such Indebtedness shall: (1) be subordinated in right of payment to the Obligations from and after such time as any portion of the Obligations shall become due and payable (whether at stated maturity, by acceleration or otherwise); (2) be evidenced by promissory notes, which shall have been pledged to Agent, for the benefit of Agent and Lenders, as security for the Obligations; and (3) have such other terms and provisions as Agent or Requisite Lenders may reasonably require; and

                  (C) Indebtedness not to exceed $2,000,000 in the aggregate at any time outstanding secured by purchase money Liens or incurred with respect to capital leases.

         3.2 Liens and Related Matters.

                  (A) No Liens. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances. "Permitted Encumbrances" means the following:

                           (1) Liens for taxes, assessments or other
governmental charges not yet due and payable;

                           (2) statutory Liens of landlords, carriers,
warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent or which are being contested in good faith; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of liabilities secured by such Liens is less than $100,000;

                           (3) Liens (other than any Lien imposed by the
Employee Retirement Income Security Act of 1974 or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (4) deposits, in an aggregate amount not to exceed
$50,000, made in the ordinary course of business to secure liability to insurance carriers, excluding the Lender Letters of Credit and the letters of credit issued under the Risk Participation Agreements;

                           (5) Liens for purchase money obligations; provided
that: (a) the purchase of the asset subject to any such Lien is permitted under subsection 4.1; (b) the Indebtedness secured by any such Lien is permitted under subsection 3.1; and (c) any such Lien encumbers only the asset so purchased;

                           (6) any attachment or judgment Lien not constituting
an Event of Default under subsection 6.1(I);

                           (7) easements, rights of way, restrictions, and other
similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

                           (8) any interest or title of a lessor or sublessor
under any lease permitted by subsection 4.2;

                           (9) Liens in favor of Agent, for the benefit of Agent
and Lenders;

                           (10) Liens existing on the date hereof and renewals
and extensions thereof, which Liens are set forth on Schedule 3.2(A)(10) hereto;

                           (11) Liens existing on any fixed assets acquired by
Borrower or its Subsidiaries at the time of its acquisition; provided that the acquisition is a Permitted Acquisition hereunder and the Lien is confined solely to the fixed assets so acquired; and

                           (12) Liens on fixed assets of corporations which
become subsidiaries of Borrower after the date hereof; provided that such corporations become subsidiaries of Borrower under a Permitted Acquisition hereunder and such Liens existed at the time the respective corporations became Subsidiaries of Borrower and were not created in anticipation thereof.

                  (B) No Negative Pledges. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

                  (C) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's capital stock owned by Borrower or any Subsidiary of Borrower; (2) subject to subordination provisions for the benefit of Agent and Lenders, pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or
(4) transfer any of its property or assets to Borrower or any other Subsidiary.

         3.3 Investments; Joint Ventures. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to make or own any Investment in any Person except:

                  (A) Borrower and its Subsidiaries may make and own Investments in Cash Equivalents; provided that such Cash Equivalents are not subject to setoff rights;

                  (B) Borrower and its Subsidiaries may make intercompany loans to the extent permitted under subsection 3.1;

                  (C) Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time outstanding;

                  (D) Borrower or a Subsidiary may make Investments of up to $750,000 in the aggregate in a United States corporation, limited liability company or limited liability partnership, for the purposes of a joint venture with Mexican investors for the purchase and sale of wheelbarrows.

                  (E) Permitted Acquisitions.

         "Investment" means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any beneficial interest in, including stock, partnership interest or other equity securities of, any other Person; and (ii) any direct or indirect loan (including the purchase of Indebtedness), advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

         "Cash Equivalents" means: (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof;
(ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iii) certificates of deposit or bankers' acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower's deposits at such institution.

         "Permitted Acquisitions" shall mean acquisitions by Borrower or any of its Subsidiaries of the stock or assets of any Person engaged in a business that is the same or similar to the business of Borrower as of the Closing Date in a negotiated transaction; provided that such acquisition either is funded by an Acquisition Loan made pursuant to subsection 1.1(D) or is consented to in writing by the Requisite Lenders.

         3.4 Contingent Obligations. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to create or become or be liable with respect to any Contingent Obligation except those:

                  (A) resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

                  (B) existing on the Closing Date and described in Schedule 3.4 annexed hereto;

                  (C) arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

                  (D) arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions;

                  (E) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $25,000 in aggregate liability;

                  (F) incurred with respect to Indebtedness permitted by subsection 3.1; and

                  (G) not permitted by clauses (A) through (F) above, so long as any such Contingent Obligations, in the aggregate at any time outstanding, do not exceed $25,000.

         "Contingent Obligation", as applied to any Person, means any direct or indirect liability of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall also include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

         3.5 Restricted Junior Payments. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except that if after giving effect thereto no Default or Event of Default would exist, Borrower may make the following Restricted Junior Payments (without duplication):

                  (A) Borrower may make payments and distributions to Holdings to permit Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that Borrower's aggregate contribution to taxes as a result of the filing of a consolidated return by Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had Borrower not filed a consolidated return with Holdings;

                  (B) Wholly-owned Subsidiaries of Borrower may make Restricted Junior Payments with respect to their common stock;

                  (C) Borrower may make payments and distributions to Holdings for corporate expenditures in cash of up to a maximum aggregate amount of $1,500,000 per fiscal year;

                  (D) Borrower may make payments and distributions to Holdings to enable Holdings to make payments on the Subordinated Indebtedness of Holdings provided that such payments by Holdings are permitted pursuant to that certain Subordination and Intercreditor Agreement of even date herewith among Agent, Holdings and the holders of such Subordinated Indebtedness;

                  (E) Borrower may make payments and distributions to the extent provided in subsection 1.5(D); and

                  (F) Borrower may make payments and distributions to Holdings to cover those non-operating expenses of Holdings set forth on Schedule 3.16.

                  "Restricted Junior Payment" means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness; and (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding.

         3.6 Restriction on Fundamental Changes. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to: (a) amend, modify or waive any term or provision of its articles of incorporation, certificates of designations pertaining to preferred stock or by-laws unless required by law;
(b) enter into any transaction of merger or consolidation except any Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity) or any other Subsidiary of Borrower; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of any other Person, except for any Permitted Acquisition.

         3.7 Disposal of Assets or Subsidiary Stock. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to: convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business or assets, or the capital stock of or other equity interests in any of its Subsidiaries, whether now owned or hereafter acquired, except for (a) bona fide sales of inventory to customers for fair value in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business and (b) Asset Dispositions if all of the following conditions are met:
(i) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $250,000 and the aggregate market value of assets sold or otherwise disposed of in any fiscal year of Borrower does not exceed $500,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) the sole consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by subsection 1.5(C); (v) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in Section 4 recomputed for the most recently ended month for which information is available and is in compliance with all other terms and conditions contained in this Agreement; and (vi) no Default or Event of Default then exists or shall result from such sale or other disposition.

         3.8 Transactions with Affiliates. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 3.8 or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, upon the election of Agent no payments may be made with respect to any items set forth on Schedule 3.8 upon the occurrence and during the continuation of a Default or Event of Default.

         3.9 Management Fees and Compensation. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to pay any management, consulting or similar fees to any Affiliate or to any director, officer or employee of any Loan Party.

         3.10 Conduct of Business. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to engage in any business other than businesses of the type described on Schedule 3.10.

         3.11 Changes Relating to Subordinated Indebtedness. Borrower will not and will not permit any of its Subsidiaries or Holdings directly or indirectly to change or amend the terms of any Subordinated Indebtedness if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) change the dates upon which payments of principal or interest are due on such Indebtedness; (c) change any event of default or add or change any covenant with respect to such Indebtedness; (d) change the prepayment provisions of such Indebtedness; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrower, any of its Subsidiaries, Holdings or Lenders.

         3.12 Fiscal Year. Neither Borrower nor any Subsidiary of Borrower shall change its fiscal year.

         3.13 Press Release; Public Offering Materials. Borrower will not and will not permit any of its Subsidiaries to disclose the name of Agent or any Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity relating to a public offering of the capital stock of any Loan Party, except as required by applicable law.

         3.14 Subsidiaries. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to establish, create or acquire any new Subsidiary, except for Permitted Acquisitions.

         3.15 Bank Accounts. Borrower will not and will not permit any of its Subsidiaries to establish any new bank accounts without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a bank agency agreement in form and substance satisfactory to Agent.

         3.16 Non-Operating Expenditures. Borrower will not make any expenditures that are not related to its current or future business operations, except as described on Schedule 3.16.

                                    SECTION 4

                          FINANCIAL COVENANTS/REPORTING

         Borrower covenants and agrees that so long as the Revolving Loan Commitment or the Acquisition Loan Commitment is in effect, and until payment in full of all Obligations and termination of all Lender Letters of Credit and Risk Participation Agreements, unless Requisite Lenders shall otherwise give their prior written consent, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this
Section 4 applicable to such Person.

         4.1 Capital Expenditure Limits. The aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries will not exceed $3,500,000 (the "Capex Limit") in any fiscal year of Borrower. Notwithstanding the foregoing, in the event Borrower and its Subsidiaries do not expend the entire Capex Limit permitted in any fiscal year, Borrower and its Subsidiaries may carry forward to the immediately succeeding fiscal year 50% of the unutilized portion of the Capex Limit. All Capital Expenditures made by Borrower and its Subsidiaries shall first be applied to reduce the applicable Capex Limit and then to reduce the carry forward from the previous fiscal year, if any. "Capital Expenditures" will be calculated as illustrated on Exhibit 4.10(C).

         4.2 Lease Limits. Borrower will not and will not permit any of its Subsidiaries directly or indirectly to become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any operating lease (other than intercompany leases between Borrower and its Subsidiaries), if the aggregate amount of all rents paid by Borrower and its Subsidiaries under all such leases would exceed $3,000,000 in any fiscal year of Borrower.

         4.3 EBIDAT.

                  (a) Borrower shall not permit EBIDAT for any of the periods set forth below to be less than the amount set forth for such period.

                  Period                                                                Amount
                  ------                                                                ------
                  January 1, 1997 through April 30, 1997                                $ 7,000,000
                  January 1, 1997 through July 31, 1997                                 $ 9,100,000
                  January 1, 1997 through October 31, 1997                              $10,200,000

                  (b) Borrower shall not permit EBIDAT for the twelve (12) month period ending on the last day of any fiscal quarter ending on the dates or during the periods set forth below to be less than the amount set forth below for such date or period.

                  Date/
                  Period                                                                Amount
                  ------                                                                ------

                  January 31, 1998                                                      $11,100,000
                  April 30, 1998                                                        $12,500,000
                  July 31, 1998                                                         $13,200,000
                  October 31, 1998                                                      $13,500,000
                  January 31, 1999                                                      $14,000,000
                  April 30, 1999                                                        $15,100,000
                  On or after July 31, 1999                                             $15,600,000

"EBIDAT" will be calculated as illustrated on Exhibit 4.10(C).

         4.4 Fixed Charge Coverage.

                  (a) Borrower shall not permit Fixed Charge Coverage for any of the periods set forth below to be less than the amount set forth below for such period.

                  Period                                                                Amount
                  ------                                                                ------
                  January 1, 1997 through April 30, 1997                                1.1:1
                  January 1, 1997 through July 31, 1997                                 1.1:1
                  January 1, 1997 through October 31, 1997                              1.1:1

                  (b) Borrower shall not permit Fixed Charge Coverage for the twelve (12) month period ending on the last day of any fiscal quarter ending on the dates or during the periods set forth below to be less than the amount set forth below for such date or period.

                  Date/
                  Period                                                                Amount
                  ------                                                                ------
                  January 31, 1998                                                      1.1:1
                  April 30, 1998                                                        1.1:1
                  On or after July 31, 1998                                             1.2:1

"Fixed Charge Coverage" will be calculated as illustrated on Exhibit 4.10(C).

         4.5 Total Interest Coverage.

                  (a) Borrower shall not permit Total Interest Coverage for any of the periods set forth to be less than the amount set forth below for such period.

                  Period                                                                Amount
                  ------                                                                ------
                  January 1, 1997 through April 30, 1997                                6.2:1
                  January 1, 1997 through July 31, 1997                                 4.7:1
                  January 1, 1997 through October 31, 1997                              4.2:1

                  (b) Borrower shall not permit Total Interest Coverage for the twelve (12) month period ending on the last day of any fiscal quarter ending on the dates or during the periods set forth below to be less than the amount set forth below for such date or period.

                  Date/
                  Period                                                                Amount
                  ------                                                                ------
                  January 31, 1998                                                      3.4:1
                  April 30, 1998                                                        3.8:1
                  July 31, 1998                                                         4.0:1
                  October 31, 1998                                                      4.2:1
                  January 31, 1999                                                      4.4:1
                  April 30, 1999                                                        4.9:1
                  On or after July 31, 1999                                             5.2:1

"Total Interest Coverage" will be calculated as illustrated on Exhibit 4.10(C).

         4.6 Total Indebtedness to Operating Cash Flow Ratio.

                  (a) Borrower shall not permit the ratio of Total Indebtedness calculated as of the last day of any of the periods set forth below to Operating Cash Flow for such period to be greater than the amount set forth below for such period.

                  Period                                                                Amount
                  ------                                                                ------
                  January 1, 1997 through April 30, 1997                                5.7:1
                  January 1, 1997 through July 31, 1997                                 3.4:1
                  January 1, 1997 through October 31, 1997                              3.0:1

                  (b) Borrower shall not permit the ratio of Total Indebtedness calculated as of the last day of any fiscal quarter ending on the dates or during the periods set forth below to Operating Cash Flow for the twelve (12) month period ending on such day to be greater than the amount set forth below for such date or period.

                  Date/
                  Period                                                                Amount
                  ------                                                                ------
                  January 31, 1998                                                      4.0:1
                  April 30, 1998                                                        3.8:1
                  July 31, 1998                                                         2.7:1
                  October 31, 1998                                                      2.3:1
                  January 31, 1999                                                      3.0:1
                  April 30, 1999                                                        3.0:1

                  On or after July 31, 1999                                             2.0:1

"Total Indebtedness" and "Operating Cash Flow" will be calculated as illustrated on Exhibit 4.10(C).

         4.7 [Intentionally Deleted.]

         4.8 [Intentionally Deleted.]

         4.9 [Intentionally Deleted.]

         4.10 Financial Statements and Other Reports. Borrower will maintain, and cause each of its Subsidiaries and Holdings to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures and are subject to changes resulting from normal year-end adjustments). Borrower will deliver each of the financial statements and other reports described below to Agent (and each Lender in the case of the financial statements and other reports described in subsections (A), (B), (C), (G), (I) and (K)).

                  (A) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings, Borrower and their Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current fiscal year of Borrower to the end of such month and (2) a schedule of the outstanding Indebtedness for borrowed money of Holdings, Borrower and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                           (B) Year-End Financials. As soon as available and in
any event on or before the fifteenth (15th) day of the November following the end of each fiscal year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings, Borrower and their Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such fiscal year,
(2) a schedule of the outstanding Indebtedness for borrowed money of Holdings, Borrower and their Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the financial statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "Statement") entitled "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

                  (C) Borrower Compliance Certificate. Together with each delivery of financial statements of Holdings, Borrower and their Subsidiaries pursuant to subsections 4.10(A) and 4.10(B) above for periods ending on the last day of any fiscal quarter or fiscal year, Borrower will deliver a fully and properly completed Compliance Certificate (in substantially the same form as Exhibit 4.10(C)) signed by Borrower's chief executive officer or chief financial officer.

                  (D) Accountants' Reliance Letter. Together with each delivery of consolidated financial statements of Borrower pursuant to subsection 4.10(B), Borrower will deliver a copy of a letter addressed to Borrower's certified public accountants informing such accountants that a primary intent of Borrower was for the professional services such accountants provided to Borrower in preparing their audit report was to benefit or influence Lenders and their successors or assigns, and identifying Lenders as parties that Borrower has indicated intend to rely on such professional services provided to Borrower by such accountants.

                  (E) Accountants' Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of Borrower made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

                  (F) Borrowing Base Certificate. As soon as available and in any event within thirty (30) days after the end of each month, and from time to time upon the request of Agent, Borrower will deliver a Borrowing Base Certificate (in substantially the same form as Exhibit 4.10(F)) as at the last day of such period.

                  (G) Management Report. Together with each delivery of financial statements of Borrower pursuant to subsections 4.10(A) and 4.10(B), Borrower will deliver a management report (1) describing the operations and financial condition of Holdings, Borrower and their Subsidiaries for the month then ended and the portion of the current fiscal year then elapsed (or for the fiscal year then ended in the case of year-end financials), (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 4.10(J) and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents the results of operations and financial condition of Holdings, Borrower and their Subsidiaries as at the dates and for the periods indicated, subject to normal year-end adjustments.

                  (H) Collateral Value Report. Upon the request of Agent, which may be made not more than once each year prior to an Event of Default and at any time (but not more often than quarterly) while and so long as an Event of Default shall be continuing, Borrower will obtain and deliver to Agent a report of an independent collateral auditor satisfactory to Agent

(which may be, or be affiliated with, a Lender) with respect to the accounts and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Borrower) and inventory (including verification as to the value, location and respective types).

                  (I) Appraisals. From time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower's expense, obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the real estate owned by Borrower or any of its Subsidiaries. In addition to the foregoing, from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Agent may require Borrower to obtain and deliver to Agent appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the real estate and personal property owned by Borrower or any of its Subsidiaries.

                  (J) Projections. As soon as available and in any event no later than September 30th of each of Borrower's fiscal years, Borrower will deliver Projections of Borrower and its Subsidiaries for the then current fiscal year and the forthcoming two (2) fiscal years, year by year, and for the then current fiscal year, month by month.

                  (K) SEC Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all financial statements, reports, notices and proxy statements sent or made available by Holdings, Borrower or any of their respective Subsidiaries to their security holders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Borrower or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (3) all press releases and other statements made available by Holdings, Borrower or any of their respective Subsidiaries to the public concerning developments in the business of any such Person.

                  (L) Events of Default, Etc. Promptly upon any officer of Borrower obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or Holdings with respect to any such event or condition and a certificate of Borrower's chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in subsection 6.1(B); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

                  (M) Litigation. Promptly upon any officer of Borrower obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Loan Party or any property of any Loan Party not previously disclosed by Borrower to Agent or
(2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

                  (N) Supplemented Schedules; Notice of Corporate Changes. Annually, concurrently with Borrower's delivery of the Projections required by subsection 4.10(J), Borrower shall supplement in writing and deliver revisions of the Schedules annexed to this Agreement to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that subsequent disclosures shall not constitute a cure or waiver of any Default or Event of Default resulting from the matters disclosed. Borrower shall provide prompt written notice of (1) all jurisdictions in which a Loan Party becomes qualified after the Closing Date to transact business, (2) any material change after the Closing Date in the authorized and issued capital stock or other equity interests of any Loan Party or any of their respective Subsidiaries or any other material amendment to their charter, by-laws or other organization documents and (3) any Subsidiary created or acquired by any Loan Party after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable.

                  (O) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any Subsidiary of any Loan Party as from time to time may be reasonably requested by Agent.

         4.11 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to subsection 4.10 shall be prepared in accordance with GAAP as in effect at the time of such preparation. No "Accounting Changes" (as defined below) shall affect financial covenants, standards or terms in this Agreement; provided that Borrower shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Borrower;
(b) changes in accounting principles recommended by Borrower's certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17 and EITF 88-16 and FASB 109) or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma. All such adjustments resulting from expenditures made subsequent to the Closing Date (including, but not limited to, capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.

                                    SECTION 5

                         REPRESENTATIONS AND WARRANTIES

         In order to induce Agent and Lenders to enter into this Agreement, to make Loans and to issue Lender Letters of Credit and Risk Participation Agreements, Borrower represents and warrants to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will be true, correct and complete:

         5.1 Disclosure. No representation or warranty of any Loan Party contained in this Agreement, the financial statements referred to in subsection 5.5, the other Related Transactions Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

         5.2 No Material Adverse Effect. Since August 2, 1996, there have been no events or changes in facts or circumstances affecting any Loan Party which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Schedules.

         5.3 No Default. The consummation of the Related Transactions does not and will not violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any contract of any Loan Party except if such violations, conflicts, breaches or defaults have either been waived on or before the Closing Date and are disclosed on Schedule
5.3 or could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         5.4 Organization, Powers, Capitalization and Good Standing.

                  (A) Organization and Powers. Each of the Loan Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which jurisdiction is set forth on Schedule 5.4(A)). Each of the Loan Parties has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to carry out the Related Transactions.

                  (B) Capitalization. The authorized capital stock of each of the Loan Parties is as set forth on Schedule 5.4(B). All issued and outstanding shares of capital stock of each of the Loan Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent, for the benefit of Agent and Lenders, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each of the Loan Parties is owned by the stockholders and in the amounts set forth on Schedule 5.4(B). No shares of the capital stock of any Loan Party, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party, of any shares of capital stock or other securities of any such entity, except as disclosed in Schedule 5.4(B).

                  (C) Binding Obligation. This Agreement is, and the other Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms.

                  (D) Qualification. Each of the Loan Parties is duly qualified and in good standing wherever necessary to carry on its business and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which each Loan Party is qualified to do business are set forth on Schedule 5.4(D).

         5.5 Financial Statements. All financial statements concerning Holdings, Borrower and their respective Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to normal year-end adjustments.

                  (A) The consolidated balance sheets at August 2, 1996 and the related statement of income of Borrower and its Subsidiaries, for the fiscal year then ended, certified by Ernst & Young LLP.

                  (B) The consolidated balance sheet at December 6, 1996 and the related statement of income of Borrower and its Subsidiaries for the four (4) months then ended.

         5.6 Intellectual Property. Borrower and each of its Subsidiaries owns, is licensed to use or otherwise has the right to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted that are material to the condition (financial or other), business or operations of Borrower or its Subsidiaries (collectively called "Intellectual Property") and all such Intellectual Property is identified on Schedule 5.6 and fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in Schedule 5.6, the use of such Intellectual Property by Borrower and its Subsidiaries does not and has not been alleged by any Person to infringe on the rights of any Person.

         5.7 Investigations, Audits, Etc. Except as set forth on Schedule 5.7, none of Holdings, Borrower or any of their respective Subsidiaries, is the subject of any review or audit by the Internal Revenue Service or any governmental investigation concerning the violation or possible violation of any law.

         5.8 Employee Matters. Except as set forth on Schedule 5.8, (a) no Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of Borrower after due inquiry, threatened between any Loan Party and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.8, neither Borrower nor any of its Subsidiaries is party to an employment contract.

         5.9 Solvency. Borrower: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of Borrower and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to Borrower; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated trans action; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

                                    SECTION 6

                          DEFAULT, RIGHTS AND REMEDIES

         6.1 Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

                  (A) Payment. Failure to pay any installment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the Maximum Revolving Loan Balance or to reimburse Agent for any payment made by Agent under or in respect of any Lender Letters of Credit or Risk Participation Agreements when due or failure to pay, within five (5) days after the due date, any interest on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

                  (B) Default in Other Agreements. (1) Failure of Holdings, Borrower or any of its Subsidiaries to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of Holdings, Borrower or any of its Subsidiaries with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such breach or default is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to their stated maturity; or

                  (C) Breach of Certain Provisions. Failure of Borrower to perform or comply with any term or condition contained in that portion of subsection 2.2 relating to Borrower's obligation to maintain insurance, subsection 2.3, Section 3 or Section 4; or

                  (D) Breach of Warranty. Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect on the date made; or

                  (E) Other Defaults Under Loan Documents. Borrower or any other Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents and such default is not remedied or waived within fifteen (15) days after receipt by Borrower of notice from Agent or Requisite Lenders of such default (other than occurrences described in other provisions of this subsection 6.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or

                  (F) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to Holdings, Borrower or any of its Subsidiaries in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Holdings, Borrower or any of its Subsidiaries, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Borrower or any of its Subsidiaries, or over all or a substantial part of its property, is entered; or
(c) an interim receiver, trustee or other custodian is appointed without the consent of Holdings, Borrower or any of its Subsidiaries, for all or a substantial part of the property of Holdings, Borrower or any such Subsidiary; or

                  (G) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) An order for relief is entered with respect to Holdings, Borrower or any of its Subsidiaries or Holdings, Borrower or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Holdings, Borrower or any of its Subsidiaries makes any assignment for the benefit of creditors; or (3) the Board of Directors of Holdings, Borrower or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 6.1(G); or

                  (H) Governmental Liens. Any lien, levy or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of Holdings, Borrower or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any state, county, municipality or other governmental agency (other than Permitted Encumbrances); or

                  (I) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described in subsection 6.1(H)) involving (1) an amount in any individual case in excess of $50,000 or (2) an amount in the aggregate at any time in excess of $100,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against Holdings, Borrower or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty
(30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

                  (J) Dissolution. Any order, judgment or decree is entered against Holdings, Borrower or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Borrower or that Subsidiary and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

                  (K) Solvency. Borrower ceases to be solvent (as represented by Borrower in subsection 5.9) or admits in writing its present or prospective inability to pay its debts as they become due; or

                  (L) Injunction. Holdings, Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than fifteen (15) days; or

                  (M) ERISA; Pension Plans. (1) Borrower or any of its Affiliates fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the IRC, any such Person is required to pay as contributions thereto and such failure results in or is likely to result in a Material Adverse Effect; or (2) an accumulated funding deficiency in excess of $25,000 occurs or exists in relation to the minimum funding requirements of the IRC, whether or not waived, with respect to any such employee benefit plans; or (3) any employee benefit plan loses its status as a qualified plan under the IRC which results in or could reasonably be expected to result in a Material Adverse Effect; or

                  (N) Environmental Matters. Holdings, Borrower or any of their respective Subsidiaries fails to: obtain or maintain any operating licenses or permits required by environmental authorities; begin, continue or complete any remediation activities as required by any environmental authorities; store or dispose of any hazardous materials in accordance with applicable environmental laws and regulations; or comply with any other environmental laws; if such failure could reasonably be expected to have a Material Adverse Effect; or

                  (O) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

                  (P) Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of Borrower or any of its Subsidiaries if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or

                  (Q) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

                  (R) Failure of Security. Agent, for the benefit of Agent and Lenders, does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject to Permitted Encumbrances) or any substantial portion thereof, in each case, for any reason other than the failure of Agent to take any action within its control; or

                  (S) Business Activities. Holdings engages in any type of business activity other than the ownership of stock of Borrower and McGuire-Nicholas Company, a California corporation, and performance of its obligations under the Related Transaction Documents to which it is a party; or

                  (T) Change in Control or Ownership. (1) Oaktree Capital Management, LLC ("Oaktree") and Messrs. Howard S. Marks, Bruce A. Karsh, D. Richard Masson and Sheldon M. Stone together cease to exercise the exclusive management and control of at least fifty-one percent (51%) of the issued and outstanding shares of each class of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of a majority of the members of the boards of directors of Holdings, (2) TCW Asset Management Company ("TCW") or any Person directly or indirectly controlling, controlled by, or under common control with, TCW shall be entitled, directly or indirectly, to receive more than twenty percent (20%) of the distributions that could be made on the issued and outstanding shares of capital stock of Holdings, or (3) Holdings ceases to beneficially own, directly, one hundred percent (100%) of the issued and outstanding shares of capital stock of Borrower.

         6.2 Suspension of Commitments. Upon the occurrence of any Default or Event of Default, Agent and each Lender without notice or demand, may immediately cease making additional Loans and issuing Lender Letters of Credit and Risk Participation Agreements and cause its obligation to lend its Pro Rata Share of the Revolving Loan Commitment and the Acquisition Loan Commitment to be suspended; provided that, in the case of a Default, if the subject condition or event is waived, cured or removed by Requisite Lenders within any applicable grace or cure period, any suspended portion of the Revolving Loan Commitment and the Acquisition Loan Commitment shall be reinstated. Each Lender may alternatively suspend only a portion of its obligation to lend its Pro Rata Share of the Revolving Loan Commitment and the Acquisition Loan Commitment.

         6.3 Acceleration. Upon the occurrence of any Event of Default described in the foregoing subsections 6.1(F) or 6.1(G), the unpaid principal amount of and accrued interest and fees on the Term Loan, the Revolving Loans and the Acquisition Loans, payments under the Lender Letters of Credit and Risk Participation Agreements and all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the obligations of Agent and Lenders to make Revolving Loans and Acquisition Loans and issue Lender Letters of Credit and Risk Participation Agreements shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and upon written demand by Requisite Lenders shall, by written notice to Borrower (a) declare all or any portion of the Loans and all or some of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and the obligations of Agent and Lenders to make Revolving Loans and Acquisition Loans and issue Lender Letters of Credit and Risk Participation Agreements shall thereupon terminate and (b) demand that Borrower immediately deposit with Agent an amount equal to the aggregate outstanding Risk Participation Liability to enable Agent to make payments under the Lender Letters of Credit and Risk Participation Agreements when required and such amount shall become immediately due and payable.

         6.4 Performance by Agent. If Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in subsection 1.2(E) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

                                    SECTION 7

                               CONDITIONS TO LOANS

         The obligations of Lenders to make Loans and of Agent to issue Lender Letters of Credit and Risk Participation Agreements are subject to satisfaction of all of the applicable conditions set forth below.

         7.1 Conditions to Initial Loans. The obligations of Lenders to make the initial Loans and of Agent to issue any Lender Letters of Credit and Risk Participation Agreements on the Closing Date are, in addition to the conditions precedent specified in subsection 7.2, subject to the delivery of all documents listed on Schedule 7.1, all in form and substance satisfactory to Agent, and the satisfaction of all other conditions precedent contained in Schedule 7.1.

         7.2 Conditions to All Loans. The obligations of Lenders to make Loans and of Agent to issue Lender Letters of Credit and Risk Participation Agreements on any date ("Funding Date") are subject to the further conditions precedent set forth below.

                  (A) Agent shall have received, in accordance with the provisions of subsection 1.1, a notice requesting an advance of a Revolving Loan or issuance of a Lender Letter of Credit or Risk Participation Agreement.

                  (B) The representations and warranties contained in Section 5 of this Agreement and elsewhere herein and in the Loan Documents shall be (and each request by Borrower for a Loan or a Lender Letter of Credit and Risk Participation Agreement shall constitute a representation and warranty by Borrower that such representations and warranties are) true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments to the Schedules or Exhibits as a result of any disclosures made in writing by Borrower to Agent after the Closing Date and approved by Agent in writing.

                  (C) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated (or notice requesting issuance of a Lender Letters of Credit and Risk Participation Agreement) that would constitute an Event of Default or a Default.

                  (D) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making any Loan or Agent from issuing any Lender Letter of Credit or Risk Participation Agreement.

                                    SECTION 8

                          ASSIGNMENT AND PARTICIPATION

         8.1 Assignments and Participations in Loans and Notes. Each Lender (including Heller) may assign, subject to the terms of a Lender Addition Agreement, its rights and delegate its obligations under this Agreement to another Person, provided that (a) such Lender (excluding Heller) shall first obtain the written consent of Agent and Borrower, which consent shall not be unreasonably withheld; (b) the Pro Rata Share of the Revolving Loan Commitment, the Acquisition Loan Commitment and Term Loan being assigned shall in no event be less than the lesser of (i) $5,000,000 and (ii) the entire amount of the Pro Rata Share of the Revolving Loan Commitment, the Acquisition Loan Commitment and Term Loan of the assigning Lender; and (c) upon the consummation of each such assignment the Lender accepting the assignment shall pay Agent an administrative fee of $3,000. The administrative fee referred to in clause (c) of the preceding sentence shall not apply to an assignment from a Lender to an affiliate of such Lender. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Pro Rata Share of the Revolving Loan Commitment and the Acquisition Loan Commitment or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender".

                  Each Lender (including Heller) may sell participations in all or any part of its Pro Rata Share of the Revolving Loan Commitment, the Acquisition Loan Commitment and the Term Loan to another Person, provided that
(a) such Lender (excluding Heller) shall first obtain the prior written consent of Agent, which consent shall not be unreasonably withheld; and (b) any such participation shall be in a minimum amount of $5,000,000, and provided, further, that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (i) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (ii) any extension of the Expiry Date, any extension of the date on which any Scheduled Term Loan Installment or Scheduled Acquisition Loan Installment is to be paid or any change of any date fixed for any payment of interest or fees payable with respect to any Loan in which such holder participates; (iii) any change of the aggregate unpaid principal amount of the Loans; (iv) any change of the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (v) any release of Collateral (except if the sale or disposition of such Collateral is permitted under subsection 8.2 or any other Loan Document); (vi) any amendment or waiver of this subsection 8.1 or the definitions of the terms used in this subsection
8.1 insofar as the definitions affect the substance of this subsection 8.1;
(vii) any consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (viii) any change in the form in which interest is required to be paid; and (ix) any change of any advance rate set forth in the Borrowing Base Certificate. Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant, and the participant shall for purposes of subsections 1.8, 1.9, 8.4 and 9.1 be considered to be a "Lender".

                  Except as otherwise provided in this subsection 8.1 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to the provisions of subsection 9.13.

                  Borrower agrees that it will assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda.

                  Agent shall provide Borrower with written notice of the name and address of any new Lender after the date hereof.

                  Notwithstanding anything contained in this Agreement to the contrary, so long as the Requisite Lenders shall remain capable of making LIBOR Loans, no Person shall become a "Lender" hereunder unless such Person shall also be capable of making LIBOR Loans.

         8.2 Agent.

                  (A) Appointment. Each Lender hereby designates and appoints Heller as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in subsections 8.3 and 9.2. Agent agrees to act as such on the express conditions contained in this subsection 8.2. The provisions of this subsection
8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  (B) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                  (C) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders or all of the Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of Requisite Lenders.

                  (D) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

                  (E) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The obligations of Lenders under this subsection 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.

                  (F) Heller Individually. With respect to its obligations under the Revolving Loan Commitment and the Acquisition Loan Commitment, the Loans made by it, and the Notes issued to it, Heller shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Heller in its individual capacity as a Lender or one of the Requisite Lenders. Heller may lend money to, and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto.

                  (G) Successor Agent.

                           (1) Resignation. Agent may resign from the
performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (2) below or as otherwise provided below.

                           (2) Appointment of Successor. Upon any such notice of
resignation pursuant to clause (1) above, Requisite Lenders shall, upon receipt of Borrower's prior consent which shall not be unreasonably withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period, referred to in clause (1) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders, upon receipt of Borrower's prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

                           (3) Successor Agent. Upon the acceptance of any
appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this subsection 8.2 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                  (H) Collateral Matters.

                           (1) Release of Collateral. Lenders hereby irrevocably
authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any property covered by the Security Documents
(i) upon termination of the Revolving Loan Commitment and payment and satisfaction of all Obligations (other than contingent indemnification Obligations not then due and payable); (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); (iii) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended; or (iv) in accordance with the provisions of the succeeding sentence. Agent may release or compromise any Collateral and the proceeds thereof having a value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions, with the consent of Lenders owning an aggregate of at least eighty percent (80%) of the Revolving Loan Commitment, the Acquisition Loan Commitment and the outstanding Term Loan, provided that in no event will Agent, acting under the authority granted to it pursuant to this sentence, release or compromise Collateral or the proceeds thereof having a total book value in excess of twenty percent (20%) of the book value of all Collateral, as determined by Agent, during any calendar year.

                           (2) Confirmation of Authority; Execution of Releases.
Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in subsection 8.2(H)(1)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any property covered by the Security Documents conferred upon Agent under clauses (i) through (iii) of subsection 8.2(H)(1). Upon receipt by Agent of confirmation from the requisite percentage of Lenders required by subsection 8.2(H)(1), if any, of its authority to release or compromise any particular item or types of property covered by the Security Documents, and upon at least ten (10) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to Agent, for the benefit of Agent and Lenders, upon such Collateral, provided that (i)

Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, and (ii) such release or compromise shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the property covered by the Security Documents.

                           (3) Absence of Duty. Agent shall have no obligation
whatsoever to any Lender or any other Person to assure that the property covered by the Security Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this subsection 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Security Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Security Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

                  (I) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

                  (J) Dissemination of Information. Agent will use its best efforts to provide Lenders with any information received by Agent from Borrower or any other Loan Party which is required to be provided to a Lender hereunder, provided that Agent shall not be liable to Lenders for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

         8.3 Amendments, Consents and Waivers for Certain Actions.

                  (A) Except as otherwise provided in this subsection 8.3, in subsection 9.2 or in any Lender Addition Agreement and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent's consent, the consent of Requisite

Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents.

                  (B) In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have denied the giving of such consent.

                  (C) In the event Agent requests the consent of a Lender and such consent is denied, then Heller or the Lender which assigned its interest in the Loans to such Lender (the "Assigning Lender") may, at its option, require such Lender to reassign its interest in the Loans to Heller or the Assigning Lender, as applicable, for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees will be paid when collected from Borrower. In the event that Heller or the Assigning Lender elects to require any Lender to reassign its interest to Heller or the Assigning Lender, Heller or the Assigning Lender, as applicable, will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will reassign its interest to Heller or the Assigning Lender, as applicable, no later than five (5) days following receipt of such notice.

         8.4 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such excess to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

         8.5 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or telecopy of the amount of such Lender's Pro

Rata Share of the Loan requested by Borrower no later than 1:00 p.m. CST on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 8.5 shall be without premium or penalty. Nothing in this subsection 8.5 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of subsection 8.6, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

         8.6 Disbursements of Advances; Payment.

                  (A) Revolving Loan Advances, Payments and Settlements; Related Fee Payments.

                           (1) The Revolving Loan balance may fluctuate from day
to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 1 or subsection 8.5, Revolving Loan advances and payments will be settled among Agent and Lenders according to the procedures described in this subsection 8.6. Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Agent to Borrower will commence on the date such advances are made by Agent. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

                           (2) On the second (2nd) Business Day of each week, or
more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Lender by telephone or telecopy of the amount of each such Lender's Pro Rata Share of the Revolving Loan balance as of the close of business of the (2nd) second Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's required Pro Rata Share of the Revolving Loan balance to such Lender's actual Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. CST on the Business Day following the Settlement Date.

                           (3) For purposes of this subsection 8.6(A)(3), the
following terms and conditions will have the meanings indicated:

                                    (a) "Daily Loan Balance" means an amount
         calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Agent to a Lender on a Loan from the Closing Date through and including such calendar day, from (ii) the cumulative principal amount on a Loan advanced by such Lender to Agent on that Loan from the Closing Date through and including such calendar day.

                                    (b) "Daily Interest Rate" means an amount
         calculated by dividing the interest rate payable to a Lender on a Loan (as set forth in subsection 1.2) as of each calendar day by three hundred sixty (360).

                                    (c) "Daily Interest Amount" means an amount
         calculated by multiplying the Daily Loan Balance of a Loan by the associated Daily Interest Rate on that Loan.

                                    (d) "Interest Ratio" means a number
         calculated by dividing the total amount of the interest on a Loan received by Agent with respect to the immediately preceding month by the total amount of interest on that Loan due from Borrower during the immediately preceding month.

On the first (1st) Business Day of each month ("Interest Settlement Date"), Agent will advise each Lender by telephone, telex, or telecopy of the amount of such Lender's Pro Rata Share of interest and fees on each of the Loans as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on the signature page of this Agreement or the applicable Lender Addition Agreement, as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3:00 p.m. (Chicago time) on the next Business Day following the Interest Settlement Date, such Lender's Pro Rata Share of interest and fees on each of the Loans. Such Lender's Pro Rata Share of interest on each Loan will be calculated for that Loan by adding together the Daily Interest Amounts for each calendar day of the prior month for that Loan and multiplying the total thereof by the Interest Ratio for that Loan. Such Lender's Pro Rata Share of each of the commitment fee described in subsection 1.2(B) and the Risk Participation Liability fee described in subsection 1.2(C) shall be paid and calculated in a manner consistent with the payment and calculation of interest as described in this subsection 8.6(A).

                  (B) Term Loan and Acquisition Loan Payments; Related Fee Payments. Payments of principal, interest and fees in respect of the Term Loan and the Acquisition Loans, and payment of all other fees and expenses not otherwise described in subsection 8.6(A) will be settled on the Business Day received by Agent in accordance with the provisions of Section 1.

                  (C) Availability of Lender's Pro Rata Share.

                           (1) Unless Agent has been notified by a Lender prior
to a Funding Date of such Lender's intention not to fund its Pro Rata Share of the Loan amount requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the Business Day following the next Settlement Date. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

                           (2) Nothing contained in this subsection 8.6(C) will
be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                           (3) Without limiting the generality of the foregoing,
each Lender shall be obligated to fund its Pro Rata Share of any Revolving Loan or Acquisition Loan made after any Event of Default or acceleration of the Obligations with respect to any draw on a Lender Letter of Credit or a Risk Participation Agreement.

                  (D) Return of Payments

                           (1) If Agent pays an amount to a Lender under this
Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

                           (2) If Agent determines at any time that any amount
received by Agent under this Agreement must be returned to Borrower or paid to any other person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

                                    SECTION 9

                                  MISCELLANEOUS

         9.1 Indemnities. Borrower agrees to indemnify, pay, and hold Agent, each Lender and their respective officers, directors, employees, agents, and attorneys (the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and claims of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of its being a party to this Agreement; provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. This subsection and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.

         9.2 Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the applicable Loan Party; provided, that except to the extent permitted by the applicable Lender Addition Agreement, no amendment, modification, termination or waiver shall, unless in writing and signed by all Lenders, do any of the following: (a) increase any Lender's Pro Rata Share of the Term Loan, Revolving Loan Commitment or the Acquisition Loan Commitment; (b) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (c) extend the Expiry Date, extend the date on which any Scheduled Term Loan Installment or Scheduled Acquisition Loan Installment is to be paid or change any date fixed for any payment of interest or fees; (d) change the aggregate unpaid principal amount of the Loans; (e) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder; (f) release Collateral (except if the sale or disposition of such Collateral is permitted under subsection 8.2 or any other Loan Document); (g) amend or waive this subsection 9.2 or the definitions of the terms used in this subsection 9.2 insofar as the definitions affect the substance of this subsection 9.2; (h) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document; (i) change the form in which interest is required to be paid and (j) change the advance rates set forth in the Borrowing Base Certificate; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.2 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by a Loan Party, on such Loan Party.

         9.3 Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. CST; (c) if delivered by overnight courier, two

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
(2) days after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

         Notices shall be addressed as follows:

         If to Borrower:             UNIONTOOLS, INC.
                                     500 Dublin Avenue
                                     Columbus, Ohio  43216
                                     ATTN:  Chief Financial Officer
                                     Telecopy:  (614) 222-4437

         With a copy to:             Gibson, Dunn & Crutcher
                                     200 Park Avenue
                                     New York, New York  10166
                                     ATTN:  Conor D. Reilly, Esq.
                                     Telecopy:  (212) 351-4035

         If to Agent or Heller:      HELLER FINANCIAL, INC.
                                     500 West Monroe Street
                                     Chicago, Illinois  60661
                                     ATTN:  Portfolio Manager
                                            Corporate Finance Group
                                     Telecopy:  (312) 441-7367

         With a copy to:             HELLER FINANCIAL, INC.
                                     500 West Monroe Street
                                     Chicago, Illinois 60661
                                     ATTN:  Legal Department
                                            Corporate Finance Group
                                     Telecopy:  (312) 441-7367

         If to a Lender:             To the address set forth
                                     in the applicable Lender
                                     Addition Agreement

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
         9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

         9.5 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshall any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

         9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

         9.7 Lenders' Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

         9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

         9.9 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

         9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

         9.11 No Fiduciary Relationship. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender.

         9.12 Construction. Agent, each Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be constructed as if jointly drafted by Agent, each Lender and Borrower.

         9.13 Confidentiality. Agent and each Lender agree to exercise their best efforts to keep any non-public information delivered pursuant to the Loan Documents confidential from Persons other than those employed by or engaged by Agent or such Lender and those employed by or engaged by Agent's or such Lender's assignees or participants, or potential assignees or participants. This subsection shall not apply to disclosures required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process.

         9.14 Consent to Jurisdiction and Service of Process.

                  (A) BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST AGENT OR ANY LENDER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

                  (B) BORROWER DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY BORROWER WHICH IRREVOCABLY AGREE IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY BORROWER TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.
A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS PROVIDED IN SUBSECTION 9.3 EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY BORROWER REFUSES TO ACCEPT SERVICE, BORROWER HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         9.15 Waiver of Jury Trial. BORROWER, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL

DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. BORROWER, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, AGENT AND EACH LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS OR THE LENDER LETTERS OF CREDIT OR RISK PARTICIPATION AGREEMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BORROWER, AGENT AND EACH LENDER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF AGENT AND EACH LENDER.

         9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Lender Letters of Credit and Risk Participation Agreements and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 1.3(C), 1.8 and
9.1 shall survive the payment of the Loans and the termination of this Agreement.

         9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

         9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                                   SECTION 10

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
                                   DEFINITIONS

         10.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

                  "Affiliate" means any Person: (a) directly or indirectly controlling, controlled by, or under common control with, Borrower; (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in Borrower; or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

                  "Agent" means Heller in its capacity as agent for the Lenders under this Agreement and each of the other Loan Documents and any successor in such capacity appointed pursuant to subsection 8.2.

                  "Agreement" means this Credit Agreement (including all schedules and exhibits hereto).

                  "Asset Disposition" means the disposition whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise of any of the following: (a) any of the stock of any of Borrower's Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales of inventory in the ordinary course of business.

                  "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

                  "Borrower" shall have the meaning ascribed to that term in the preamble of this Agreement.

                  "Business Day" means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Pennsylvania or the State of Illinois, or is a day on which banking institutions located in any such states are closed, and (b) with respect to all notices, determinations, fundings and payments in connection with Loans bearing interest at the LIBOR, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the applicable interbank LIBOR market.

                  "Closing Date" means December 30, 1996, or such later date on which all of the conditions precedent set forth in Section 7.1 have been satisfied in full.

                  "Collateral" means, collectively: (a) all capital stock and other property pledged pursuant to the Security Documents; (b) all "Collateral" as defined in the Security Documents; (c) all real property mortgaged pursuant to the Security Documents; and (d) any property or interest provided in addition to or in substitution for any of the foregoing.

                  "Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

                  "Expiry Date" means the earlier of (a) the suspension (subject to reinstatement) of the Lenders' obligations to make Revolving Loans and Acquisition Loans pursuant to subsection 6.2, (b) the acceleration of the Obligations pursuant to subsection 6.3 or (c) December 31, 2001.

                  "GAAP" means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of 'Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports'" issued by the Auditing Standards Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

                  "Indebtedness", as applied to any Person, means: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six (6) months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

                           "IRC" means the Internal Revenue Code of 1986, as amended from time to time and all rules and regulations promulgated thereunder.

                  "Lender" or "Lenders" means Heller together with its successors and permitted assigns pursuant to subsection 8.1.

                  "Lender Addition Agreement" means an agreement among Agent, a Lender and such Lender's assignee regarding their respective rights and obligations with respect to assignments of the Loans, the Revolving Loan Commitment, the Acquisition Loan Commitment and other interests under this Agreement and the other Loan Documents.

                  "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof), and any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance.

                  "Loan" or "Loans" means an advance or advances under the Revolving Loan Commitment, the Acquisition Loans, or the Term Loan.

                  "Loan Documents" means this Agreement, the Notes, the Security Documents and all other instruments, documents and agreements executed by or on behalf of any Loan Party and delivered concurrently herewith or at any time hereafter to or for the benefit of Agent or any Lender in connection with the Loans and other transactions contemplated by this Agreement, all as amended, supplemented or modified from time to time; but excluding all Capitalization/Acquisition Documents.

                  "Loan Party" means, collectively, Holdings, Borrower and any other Person (other than Agent and each Lender) which is or becomes a party to any Loan Document.

                  "Loan Year" means any period of twelve (12) consecutive months commencing on the Closing Date or any anniversary thereof.

                  "Material Adverse Effect" means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) either of Borrower or any of its Subsidiaries, taken as a whole, or of Holdings or (b) the impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce any Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

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
                  "Net Proceeds" means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such sale, lease, transfer or other disposition (including taxes attributable to such sale, lease or transfer) and (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien on the asset or property disposed.

                  "Note" or "Notes" means one or more of the notes of Borrower substantially in the form of Exhibit 10.1(A), or any combination thereof.

                  "Obligations" means all obligations, liabilities and indebtedness of every nature of each Loan Party from time to time owed to Agent or any Lender under the Loan Documents including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower or any of its Subsidiaries.

                  "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

                  "Pro Forma" means the unaudited consolidated balance sheet of Borrower and its Subsidiaries as of the Closing Date, based upon the financial statements dated as of December 6, 1996 prepared in accordance with GAAP, but after giving effect to the Related Transactions. The Pro Forma is annexed hereto as Schedule 10.1(A).

                  "Pro Rata Share" means (a) with respect to a Lender's obligation to lend a portion of the Term Loan and receive payments of interest and principal with respect thereto, the percentage obtained by dividing (i) such Lender's commitment to make a portion of the Term Loan, as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender, by (ii) all such commitments of all Lenders to make the Term Loan, (b) with respect to a Lender's obligation to make Revolving Loans and receive payments of interest

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         and principal with respect thereto and with respect to a Lender's obligation to share in Risk Participation Liability (and with respect to the related Risk Participation Liability fee described in subsection 1.2(C)), the percentage obtained by dividing (i) such Lender's commitment to make Revolving Loans, as set forth on the signature page of this agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender, by
         (ii) all such commitments of all Lenders to make Revolving Loans and
         (c) with respect to the Acquisition Loan Commitment and all other matters (including without limitation the indemnification obligations arising under subsection 8.2(E)), the percentage obtained by dividing
         (i) the sum of the then outstanding portion of the Term Loan which was funded by such Lender, plus the commitment of such Lender to make Revolving Loans, as set forth on the signature page of this Agreement opposite such Lender's signature or in the most recent Lender Addition Agreement, if any, executed by such Lender, by (ii) the sum of the then outstanding Term Loan, plus the aggregate Revolving Loan Commitment.

                  "Projections" means Borrower's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions. The Projections represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business.

                  "Related Transactions" means the funding of all Loans on the Closing Date, the repayment of the Indebtedness identified on Schedule 10.1(B) which is to be paid in full on the Closing Date, and the payment of all fees, costs and expenses associated with all of the foregoing.

                  "Related Transactions Documents" means the Loan Documents, and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions.

                  "Requisite Lenders" means Lenders having (a) sixty-six and two-thirds percent (66-2/3%) or more of the sum of the Revolving Loan Commitment, the Acquisition Loan Commitment and the outstanding principal balance of the Term Loan or, (b) if the Revolving Loan Commitment has been terminated, sixty-six and two-thirds percent (66-2/3%) or more of the aggregate outstanding principal balance of the Loans.

                  "Risk Participation Liability" means, as to each Lender Letter of Credit and each Risk Participation Agreement, all reimbursement obligations of Borrower to the issuer of the Lender Letter of Credit or to the issuer of the letter

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         of credit with respect to the transaction for which the Risk
         Participation Agreement was executed and delivered, consisting of (a) the amount available to be drawn or which may become available to be drawn; (b) all amounts which have been paid and made available by the issuing bank to the extent not reimbursed by Borrower, whether by the making of a Revolving Loan or otherwise; and (c) all accrued and unpaid interest, fees and expenses with respect thereto. For purposes of determining the outstanding amount of Risk Participation Liability, the maximum amount potentially owing under any Risk Participation Agreement will be considered outstanding unless the bank which is the beneficiary of such Risk Participation Agreement reports daily activity to Agent showing actual outstanding letters of credit subject to such Risk Participation Agreement.

                  "Security Documents" means all instruments, documents and agreements executed by or on behalf of any Loan Party to guaranty or provide collateral security with respect to the Obligations including, without limitation, any security agreement or pledge agreement, any guaranty of the Obligations, any mortgage, and all instruments, documents and agreements executed pursuant to the terms of the foregoing.

                  "Subordinated Indebtedness" means the "Junior Note" as defined in that certain Subordination and Intercreditor Agreement of even date herewith among Agent, Holdings and the holders of Subordinated Indebtedness set forth therein, the "Junior Note" as defined in that certain Subordination and Intercreditor Agreement of even date herewith among Agent, Borrower and Holdings, and all other Indebtedness of Borrower, Holdings or any of their Subsidiaries which is subordinated, in a manner satisfactory to Agent, in right of payment to the Obligations.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

         10.2 Other Definitional Provisions. References to "Sections", "subsections", "Exhibits" and "Schedules" shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 10.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include

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the other gender; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

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         WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.


                                       UNIONTOOLS, INC.


                                       By: /s/ Stephen M. Kasprisin
                                           ------------------------
                                       Title: Vice President
                                             -----------------------

                                       HELLER FINANCIAL, INC., as Agent and
                                       a Lender


                                       By: /s/ Andrew W. Chidester
                                          ---------------------------

                                       Title: Assistant Vice President
                                             -------------------------


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